UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2009

TREATY ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	000-28015	86-0884116
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

440 Louisiana, Suite 1400
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 425-5377

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 31, 2009, Treaty Energy Corporation (the “Company” or “Treaty”) and Town Oil Company, Inc. (“Town Oil”) amended their purchase agreement dated October 7, 2009, whereby Treaty agreed to acquire certain oil and gas leases from Town Oil. The previous agreement provided that Treaty would pay $6,000,000 for the leases ($3,000,000 in cash and $3,000,000 as a seller note) and that the sale would close by December 31, 2009. Under the amended agreement, the purchase price remains the same but Town Oil will retain a 5% overriding royalty interest in the leases acquired by Treaty.

The amended agreement also provides that Treaty (through an affiliate) will place in escrow Treaty stock with a fair market value of $900,000. At closing, this stock will be returned. If Treaty defaults, then the stock will become property of Town Oil.

Also under the amended agreement, starting February 1, 2010, Town Oilfield Services, Inc. becomes the operator of the leases that Treaty is acquiring. The amended agreement further provides that on the same date, the proceeds of the oil produced from the wells located on the leases that Treaty is acquiring will be deposited into a joint operating account. Treaty and Town Oil will share equally (50%-50%) in this joint operating account. It is Treaty’s intention to use its 50% share to make payment to Town Oil for the leases. If Treaty defaults under the purchase agreement, then Town Oil will be entitled to all funds remaining in the joint operating account.

The amendment extends the closing date of the transaction to September 30, 2010 (which may be further extended to December 31, 2010 by Treaty).

Item 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial statements of properties acquired

The financial statements of the businesses acquired will be filed at a later date pursuant to Item 9.01, subpart (a)(4) of Form 8-K.

(b)

Pro forma financial information

The pro forma financial information will be filed at a later date pursuant to Item 9.01, subpart (a)(4) of Form 8-K.

(d)

Exhibits

Exhibits	Description
99.1	Sale and Purchase Agreement between Treaty Energy Corporation and Town Oil Company, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TREATY ENERGY CORPORATION

Date: January 12, 2010	By:	/s/ Randall Newton
Randall Newton Chief Executive Officer